Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-43229) of LASER Mortgage Management, Inc. and in the related Prospectus, of our report dated March 29, 2001, relating to the financial statements of LASER Mortgage Management, Inc., which appear in this Annual Report on Form 10-K for the year ended December 31, 2000.

/s/ Deloitte & Touche LLP
March 29, 2001